Press Release	Source: China Valves Technology, Inc.

China Valve Holding, Limited, Completes Share Exchange

Wednesday December 19, 12:33 pm ET

KAIFENG, China, Dec. 19 /Xinhua-PRNewswire-FirstCall/ -- China Valve Holding, Limited a company incorporated in Samoa, today announced that it completed a stock purchase and share exchange agreement with Intercontinental Resources, Inc., a Nevada company. China Valve Holding, Limited has controlling interest of Zhengzhou Zhengdie Valve Co, Ltd. and Henan Kaifeng High Pressure Valve Co., Ltd., two companies located in the People's Republic of China that develop, manufacture and sell high-quality metal valves for the electricity, petroleum, chemical, water, gas and metal industries.

Intercontinental Resources is a public company listed on the Over the Counter Bulletin Board (OTC Bulletin Board: INCL - News). As a part of the share exchange, Intercontinental Resources will change its name to China Valves Technology, Inc.

In addition, pursuant to the share exchange, the Company's new management team includes CEO and Chairman Mr. Siping Fang and COO Mr. Junfeng Zhu, each of whom has over 20 years experience in the valve industry. After the share exchange, the Company had approximately 40,106,500 shares of common stock outstanding.

China Valves is a leading manufacturer of sophisticated metal valves for use in the electricity generation, chemical, energy, water and metallurgy industries. A comprehensive line of products in the high-end valve market were developed through the Company's research and development efforts, which also led to a number of patents and proprietary techniques. China Valves utilizes a well-established sales network to reach over 400 industrial clients located mostly in the wealthy southeastern coastal region of China. China Valves currently exports to the rest of Asia and Europe, and its products are used by Original Equipment Manufacturers.

"We are extremely pleased with this share exchange. This milestone event will usher in a new era for our company in the Chinese valves industry. We plan to further develop our product line through increased research and development and other efforts," said Mr. Siping Fang. "We are a long-standing market leader in China's valve industry and I see many opportunities for our sophisticated products. The rapid growth of the Chinese economy gives us new market opportunities."

The biggest five segments of China's valve industry are expected to grow at 32% per year from 2006 through 2009 when they will reach $12.1 billion a year in total sales. Rapid urbanization and industrialization in China has created high-sustained growth for thermal/nuclear power electricity generation, oil and gas transportation, and water and sewage networks. Each of these sectors has large and unique demands for high quality industrial valves that can withstand harsh environments, creating opportunities for firms that manufacture sophisticated products. The Chinese government has implemented a number of favorable policies for the machinery industry and welcomes industry consolidation.

About the Share Exchange

On December 18, 2007, Intercontinental Resources, Inc. entered into a Stock Purchase Agreement and Share Exchange with China Valve Holding, Limited that resulted in a merger between the two companies. Pursuant to the terms of the Exchange Agreement, Intercontinental Resources, Inc. acquired all of the outstanding capital stock and ownership interests of China Valve Holding Limited from its shareholders for a total of 40,000,000 shares, or 99.8% of the Company's common stock. Additionally, Intercontinental Resources, Inc. will change its name to China Valves Technology, Inc. to better reflect its business. Additional details about China Valves Technology, Inc. and the share exchange can be found in the Company's 8K which will be filed with the SEC on or before Friday, December 21, 2007.

About China Valves Technology

China Valves Technology, Inc. through its controlled Chinese subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd. and Henan Kaifeng High Pressure Valve Co., Ltd., is engaged in the development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. One of the best-known brand names in China's valves industry, the Company's history can be traced back to when it was a state- owned enterprise in 1959. The Company's products are the result of extensive research and development, which also led to a number of patented products and manufacturing processes. China Valves has significant market shares in a number of domestic industries and exports to the rest of Asia and Europe.

Safe Harbor Statement

Certain statements set forth in this press release constitute "forward- looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may" or words or expressions of similar meaning. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial condition to differ materially from what is included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to grow its business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. Potential risks and uncertainties include, among others, currently unknown and unforeseeable constraints on the Company's ability to continue operations, domestic or global economic conditions -- especially those relating to China, activities of competitors and the presence of new or additional competition, and changes in United States Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions in equity markets. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

    For more information, please contact:

     China Valves Technology, Inc.
     Ray Chen, VP of Investor Relations
     Tel:     +86-0378-2995730
     Email:   CVHL@cvalve.net
     Website: http://www.cvalve.net/en/

     CCG Elite Investor Relations
     Crocker Coulson, President
     Tel:   +1-646-213-1915
     Email: crocker.coulson@ccgir.com

Source: China Valves Technology, Inc.